Exhibit 99.1

Nxt-ID, Inc. Releases Financial Results for the Three and Nine Months Ended September 30, 2018

Sebastian, Florida, November 15, 2018 – Nxt-ID, Inc. (NASDAQ: NXTD) (“Nxt-ID” or the “Company”), a provider of healthcare devices and services as well as payment credential management and authentication platform services, announces results for the three and nine months ended September 30, 2018.

Three and nine-month highlights:

●	Revenue from continuing operations for the first nine months of 2018 was approximately $13.1 million compared to $11.7 million for the same period in the prior year.

●	Revenue from continuing operations for Q3 2018 was approximately $4.4 million compared to $3.7 million for the same period in 2017.

●	Gross profit from continuing operations for the first nine months of 2018 was approximately $9.5 million compared to $8.2 million for the same period in 2017.

●	Gross profit from continuing operations for Q3 2018 was approximately $3.2 million compared to $2.6 million for the same period in 2017.

●	Operating income from continuing operations for the first nine months of 2018 was approximately $0.9 million compared to an operating loss of $(0.6) million for the same period in previous year.

●	Operating income from continuing operations for Q3 2018 was approximately $0.2 million compared to an operating loss of $(1.1) million in Q3 2017.

●	Non GAAP Operating income from continuing operations for the nine months ended September 30,2018, adjusted for depreciation, amortization and non-cash charges was approximately $2.3 million compared to $1.5 million for the same period in previous year.

“Our results for the nine months ended September 30, 2018 and the three months ended September 30, 2018 have been presented to reflect the proposed spin-off of the Fintech business as a discontinued operation for Nxt-ID,” said Gino Pereira, Chief Executive Officer of Nxt-ID. “LogicMark continues to perform strongly. We continue to make investments in R&D for new products within LogicMark as well as working to build new distribution channels for its core offerings to grow what has been a reliably consistent contributor to our financial performance.

“Additionally, our Fit Pay subsidiary has made continued progress expanding the issuer footprint for Garmin Pay, adding the Maestro European card network and growing its issuer network to more than 225 issuers in 27 countries, which expands the revenue potential of its flagship customer. Fit Pay was also announced as a partner for the Visa Token Service for credential-on-file (COF) token requestors, which represents a significant extension of Fit Pay’s capabilities greatly increasing the addressable market for its platform services.

“We have a number of significant business development opportunities that we are pursuing for the remainder of 2018 and we remain confident that the Company is poised for continued significant growth.”

Shareholders, investors and interested parties wanting to hear management’s discussion of the results for the nine months and quarter ended September 30, 2018 that were made on an Investor Webcast on November 15, 2018 can follow this link: https://edge.media-server.com/m6/p/p3mbcg83

About Nxt- ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, Nxt-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers’ mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures.

Nxt-ID includes three mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems (“PERS”) sold through dealers/distributors and the United States Department of Veterans Affairs; Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem, and 3D-ID LLC, which is engaged in biometric identification and authentication. Learn more about Nxt-ID at www.Nxt-ID.com. FitPay and the FitPay Payment Platform are the sole property of Fit Pay, Inc. For Nxt-ID Inc. corporate information contact: info@Nxt-ID.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Statement regarding use of non-GAAP financial measures: In this press release, the Company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the Company’s business.

Following is a description of the adjustments made to GAAP financial measures:

Media Contacts:

Chris Orlando

chris.orlando@Nxt-ID.com

+1-760-468-7273

D. Van Zant

+1-800-665-0411

press@Nxt-ID.com